Exhibit 99.1

          FINANCIAL FEDERAL CORPORATION REPORTS FOURTH QUARTER
                      AND FISCAL YEAR 2005 RESULTS
                      ----------------------------

    Fourth Quarter
       * Record Net Income - $9.6 million (17% increase)
       * Record Diluted EPS - $0.55 (15% increase)
       * Record Receivables Originations - $307 million (33% increase)
       * Loss Ratio - 0.04% (annualized)

    Fiscal Year 2005
       * Net Income - $36.7 million (18% increase)
       * Record Diluted EPS - $2.11 (23% increase)
       * Record Finance Receivables Outstanding - $1.67 billion (14% growth)


NEW YORK, NY: September 28, 2005 - Financial Federal Corporation (NYSE: FIF) today announced results for its fourth quarter and fiscal year ended July 31, 2005. Net income for the quarter was $9.6 million, a 17% increase from the $8.2 million earned in the fourth quarter of fiscal 2004. Diluted earnings per share increased by 15% to $0.55 from $0.48. Finance receivables originated during the quarter were $307 million compared to $231 million in the fourth quarter of fiscal 2004.

For fiscal 2005 and 2004, net income was $36.7 million and $31.2 million, respectively, an 18% increase. Diluted earnings per share increased by 23% to $2.11 from $1.72. Diluted earnings per share increased by a higher percentage than net income because of our repurchase of 1.5 million shares of common stock in April 2004. Finance receivables originated increased by 35% to $1.07 billion from $0.79 billion. Finance receivables outstanding grew 14% to $1.67 billion at July 31, 2005 compared to $1.46 billion at July 31, 2004.

Paul R. Sinsheimer, CEO, commented: "We are deeply moved by the devastation from Hurricanes Katrina and Rita and we extend our sympathy to those affected. With a major operations center in Houston, TX, we are in a position to assist construction, transportation and waste contractors rebuild the Gulf region. At July 31, 2005, about $30 million of our finance receivables were from customers located in areas of the Gulf affected significantly by the hurricanes. Based on our continuing assessment of the status of these receivables, it appears that any losses will be relatively small. However, I stress our assessment is evolving and our expectation of losses may change.

Our fourth quarter and fiscal year 2005 were outstanding. Our operating results, including organic growth of 4.7% in receivables outstanding in the fourth quarter, exceeded our expectations. Our current optimism is tempered by continuing increases in short-term interest rates and energy costs and the potential effects of the hurricanes."

Steven F. Groth, CFO, remarked: "Fiscal 2005 was a successful year. We raised a record $500 million of new financings, finance receivables increased a record $205 million, asset quality is outstanding and we initiated a quarterly dividend. Our levels of liquidity and leverage allow for continued strong growth."


Asset Quality Measures

Asset quality remained strong in the fourth quarter of fiscal 2005:

  * Net charge-offs were $0.2 million or 0.04% (annualized) of average finance receivables compared to $0.1 million and 0.03% in the third quarter, and $1.4 million and 0.38% in the fourth quarter of fiscal 2004.
  * Non-performing assets were 1.52% of finance receivables at July 31, 2005 compared to 1.67% at April 30, 2005 and 2.22% at July 31, 2004.
  * Delinquent receivables (60 days or more past due) were 0.61% of total receivables at July 31, 2005 compared to 0.70% at April 30, 2005 and 1.03% at July 31, 2004.

For fiscal 2005 and 2004, net charge-offs were $1.4 million or 0.09% of average finance receivables and $9.5 million or 0.67%, respectively.


Other Financial Highlights

  * Net interest margin declined to 5.17% in the fourth quarter from 5.78% in the prior year. The decline reflects increased interest expense caused by higher short-term market interest rates. Net interest margin was 5.37% for fiscal 2005 compared to 5.93% for fiscal 2004.
  * The provision for credit losses declined to $0.2 million in the fourth quarter from $1.9 million in the prior year. The decline reflects significantly lower net charge-offs. The provision was $1.5 million for fiscal 2005 compared to $9.8 million for fiscal 2004.
  * Salaries and other expenses declined to $5.4 million in the fourth quarter from $5.8 million in the prior year. The decline reflects costs savings from lower non-performing assets. The efficiency ratio improved to 25.2% from 27.4% and the expense ratio improved to 1.30% from 1.58%. Salaries and other expenses were $21.5 million for fiscal 2005 compared to $23.5 million for fiscal 2004. The efficiency ratios were 25.9% and 27.8% and the expense ratios were 1.39% and 1.65% for fiscal 2005 and 2004, respectively.
  * Return on equity for the fourth quarter improved to 11.30% from 10.92% in the prior year, and was 11.35% for fiscal 2005 compared to 10.06% for fiscal 2004.
  * Return on assets for the fourth quarter improved to 2.35% from 2.26% in the prior year, and was 2.35% for fiscal 2005 compared to 2.16% for fiscal 2004.


Conference Call

The Company will host a conference call tomorrow, September 29, 2005, at 11:00 a.m. (ET) to discuss its fourth quarter and fiscal
2005 results. The call will be broadcast on the Company's website www.financialfederal.com (click on Investor Relations).


About Financial Federal

Financial Federal Corporation is an independent financial services company specializing in financing industrial and commercial equipment through installment sales and leasing programs for dealers, manufacturers and end users nationwide. For more information, please visit the Company's website at www.financialfederal.com.


This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Please read the Company's most recent reports filed on Forms 10-K and 10-Q with the Securities and Exchange Commission identifying such risks and uncertainties.


CONTACT:  Steven F. Groth, Chief Financial Officer
          (212) 599-8000



                   CONSOLIDATED INCOME STATEMENTS
              (In thousands, except per share amounts)

=====================================================================
                             Three months ended           Years ended
                                     July 31, *              July 31,
                             ------------------    ------------------
                                  2005     2004        2005      2004
=====================================================================
Finance income                 $34,366  $29,465    $126,643  $118,305
Interest expense                13,116    8,447      43,748    33,900
---------------------------------------------------------------------
Net finance income before
 provision for credit losses
 on finance receivables         21,250   21,018      82,895    84,405
Provision for credit losses        150    1,850       1,500     9,800
---------------------------------------------------------------------
  Net finance income            21,100   19,168      81,395    74,605
Salaries and other expenses      5,352    5,764      21,477    23,458
---------------------------------------------------------------------
  Income before income taxes    15,748   13,404      59,918    51,147
Provision for income taxes       6,136    5,193      23,266    19,957
---------------------------------------------------------------------
      Net Income               $ 9,612  $ 8,211    $ 36,652  $ 31,190
=====================================================================
Earnings per common share:
    Diluted                      $0.55    $0.48       $2.11     $1.72
    Basic                         0.56     0.49        2.15      1.75
=====================================================================
Number of shares used:
    Diluted                     17,462   17,159      17,384    18,123
    Basic                       17,092   16,853      17,010    17,784
=====================================================================
   * unaudited



                CONDENSED CONSOLIDATED BALANCE SHEETS
                           (In thousands)

=====================================================================
July 31,                                         2005            2004
=====================================================================
ASSETS
Finance receivables                        $1,666,079      $1,460,909
Allowance for credit losses                   (24,225)        (24,081)
---------------------------------------------------------------------
  Finance receivables - net                 1,641,854       1,436,828
Cash                                            8,456           6,981
Other assets                                   11,535          20,109
---------------------------------------------------------------------
    TOTAL ASSETS                           $1,661,845      $1,463,918
=====================================================================

LIABILITIES
Debt                                       $1,259,700      $1,093,700
Accrued interest,taxes and other
 liabilities                                   60,031          66,328
---------------------------------------------------------------------
  Total liabilities                         1,319,731       1,160,028
STOCKHOLDERS' EQUITY                          342,114         303,890
---------------------------------------------------------------------
    TOTAL LIABILITIES AND EQUITY           $1,661,845      $1,463,918
=====================================================================